Exhibit 99.1

Rally Software Adds Meg Porfido to Board of Directors

BOULDER, Colo. — February 9, 2015 — Rally (NYSE: RALY), a leading global provider of enterprise-class software and services to drive agility, today announced that Meg Porfido has been appointed to its board of directors. Porfido will also serve on the board’s audit, compensation, and nominating & corporate governance committees. The appointment increases the number of Rally directors to seven.

“Meg Porfido is a strong business leader with invaluable experience across a range of industries and disciplines, bringing to Rally a diverse background of executive operating experience, HR leadership, and significant board experience,” said Tim Miller, Chairman and CEO of Rally. “We’re thrilled to have Meg’s guidance and insights as we continue to scale the company and expand our growth.”

“I’ve long admired Rally and its commitment to its employees, customers, and communities,” Porfido said. “Rally has a strong leadership team and a solid business plan. I’m pleased to be joining this talented team and look forward to working closely with Rally’s leadership team and other Directors.”

Porfido brings more than 20 years of private sector experience and public service to Rally’s board. She currently serves on the board of the Kaiser Foundation Hospitals and Kaiser Foundation Health Plan, Inc.  She is also chair of the board of directors of Global Education Fund, a nonprofit based in Boulder, Colo., which seeks to empower children living in poverty around the world through education.

Porfido formerly served as a member of the management team and Chief Human Resources Officer at Level 3 Communications, a global provider of communications services for enterprise, government and carrier customers. Before that she held various management roles at the company, with a focus on communications, performance management, and reporting. Prior to joining Level 3, Porfido served as chief of staff to former Colorado Gov. Roy Romer, managing the cabinet and serving as liaison to the business community. Porfido has also held positions as the governor’s general counsel and as the legislative liaison. Porfido practiced law at the private law firms of Brownstein, Hyatt, Farber, Schreck in Denver and Skadden, Arps, Slate, Meagher & Flom in Washington, D.C. Porfido holds a B.A. in political science from the University of Delaware and a J.D.from George Washington University Law School.

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About Rally

Rally Software is a leading global provider of enterprise-class software and services solutions that drive agility. Companies use Rally’s solutions to accelerate the pace of innovation, improve performance, and respond effectively to evolving competitive markets and customer needs. Rally’s SaaS platform transforms the way organizations manage the software development lifecycle by aligning software development and strategic business objectives, facilitating collaboration, and increasing transparency. Rally’s consulting and training services apply Agile and Lean approaches to help organizations innovate, lead, adapt, and deliver. Learn more at http://www.rallydev.com.

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